Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

MVB Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $1.00 par value per share	457(f)	2,937,336 (1)	N/A	$73,312,010 (2)	0.0001102	$8,079 (3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts							$8,079
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$8,079

(1)
This represents the maximum number of shares of MVB Financial Corp. (“MVB”) common stock to be issuable upon completion of the merger described herein. This number is based on an amount equal to the product of (A) the sum of (i) 2,260,949 shares of Integrated Financial Holdings, Inc. (“IFH”) common stock outstanding as of October 31, 2022 (including 66,508 shares of IFH common stock granted in respect of outstanding restricted stock awards), and (ii) 166,601 shares of IFH common stock that may be issued to the holders of options to acquire shares of IFH common stock, multiplied by (B) 1.21 Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and 457(f) thereunder, on the basis of the market value of the common stock of Integrated Financial Holdings, Inc. to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of: (i) $30.20 (the average of the high and low prices on the OTCQX(R) Open Market of Integrated Financial Holdings, Inc. common stock as of October 28, 2022, a date within five business days of the filing of this registration statement,); and (ii) 2,427,550 (the estimated maximum number of shares of IFH common stock to be exchanged for shares of MVB common stock in the merger).

(3)
The registration fee of $8,079 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $73,312,010 (the proposed maximum aggregate offering price) multiplied by 0.0001102.